Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125546

APPLE REIT SEVEN, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 2 DATED APRIL 18, 2006

SUPPLEMENT NO. 3 DATED MAY 16, 2006

SUPPLEMENT NO. 4 DATED JUNE 20, 2006

SUPPLEMENT NO. 5 DATED JULY 17, 2006

SUPPLEMENT NO. 6 DATED JULY 25, 2006

Supplement Nos. 2, 3, 4, 5 and 6 to be used with

PROSPECTUS DATED MARCH 3, 2006

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 2 (cumulative, replacing the prior sticker supplement) dated April 18, 2006 reports on our execution of a purchase contract assignment that relates to a hotel in San Diego, California containing 200 rooms and that provides for a gross purchase price of $34,500,000.

Supplement No. 3 dated May 16, 2006 reports on our purchase of two hotels, which are located in Houston, Texas and San Diego, California and which contain a total of 330 rooms, for an aggregate gross purchase price of $48,100,000.

Supplement No. 4 dated June 20, 2006 reports on our purchase of a hotel located in Brownsville, Texas, which contains 90 rooms, for a gross purchase price of $8,550,000.

Supplement No. 5 dated July 17, 2006 reports on our execution of (a) a purchase contract that relates to six hotels in Alabama and Mississippi containing 568 rooms and that provides for a gross purchase price of $52,890,000; and (b) three separate and unrelated purchase contracts for hotels in Ohio, Washington and Oklahoma containing a total of 436 rooms for purchases prices of $7,900,000, $54,200,000 and $12,900,000 (respectively).

Supplement No. 6 dated July 25, 2006 provides audited financial statements with respect to the hotels we have purchased.

As of March 15, 2006, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of July 24, 2006, we had closed on the sale of 13,795,067 additional units at $11 per unit and from such sale we raised gross proceeds of $151,745,737 and proceeds net of selling commissions and marketing expenses of $136,571,163. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $201,745,737 and proceeds net of selling commissions and marketing expenses of $181,571,163.

In connection with our hotel purchases, we paid a total of $1,133,000, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.